Exhibit 10.4

EXELIXIS, INC.
2017 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)
Pursuant to your Notice of Grant of Stock Option (“Grant Notice”) and this Option Agreement and in consideration of your services, Exelixis, Inc. (the “Company”) has granted you an option under its 2017 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Your option is granted to you effective as of the Date of Grant set forth in the Grant Notice. This Option Agreement shall be deemed to be agreed to by the Company and you upon the signing or electronically accepting by you of the Grant Notice to which it is attached. Capitalized terms not explicitly defined in this Option Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan shall control. The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.    VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.
4.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or by any of the following methods unless prohibited by your Grant Notice:
(a)    Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
(b)    Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
5.    WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
6.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
7.    TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

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(a)    immediately upon the termination of your Continuous Service for Cause;
(b)    three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option shall not expire until the earlier of the expiration date indicated in your Grant Notice (the “Expiration Date”) or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; and provided further that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant specified in your Grant Notice or (B) the date that is three (3) months after the termination of your Continuous Service, or (y) the Expiration Date;
(c)    twelve (12) months after the termination of your Continuous Service due to your Disability;
(d)    eighteen (18) months after your death if you die during your Continuous Service; or
(e)    the Expiration Date indicated in your Grant Notice.
Notwithstanding the foregoing, if you die during the period provided in Section 7(b) or 7(c) above, the term of your option shall not expire until the earlier of eighteen (18) months after your death or the Expiration Date indicated in your Grant Notice.
If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.
8.    EXERCISE.
(a)    You may exercise the vested portion of your option during its term by delivering a notice (in a form designated by the Company) or taking such other action as the Company may require together with delivering the exercise price to the Secretary of the Company, or to such other person as the Company may designate (such as any broker designated by the Company to effect option exercises) during regular business hours, together with such additional documents as the Company may then require.
(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company or any Affiliate of any tax withholding obligation of the Company or any Affiliate arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
(c)    If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
9.    TRANSFERABILITY. Except as otherwise provided in this Section 9, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
(a)    Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671

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of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.
(b)    Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order, official marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, official marital settlement agreement or other divorce or separation instrument. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)    Beneficiary Designation. By delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate shall be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.
10.    OPTION NOT A SERVICE CONTRACT.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Option Agreement (including, but not limited to, the vesting of your option pursuant to the schedule set forth in Section 1 herein or the issuance of the shares upon exercise of your option), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Option Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Option Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this option, you acknowledge and agree that the right to continue vesting in the option pursuant to the schedule set forth in Section 1 is earned only by continuing as an employee, director or consultant at the will of the Company or an Affiliate (not through the act of being hired, being granted this option or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Option Agreement, including but not limited to, the termination of the right to continue vesting in the option. You further acknowledge and agree that this Option Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Option Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s or an Affiliate’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.
11.    WITHHOLDING OBLIGATIONS.
(a)    At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with the exercise of your option (the “Withholding Taxes”). Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your option by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the exercise of your option

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with a Fair Market Value equal to the amount of such Withholding Taxes; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of your option as a liability for financial accounting purposes).
(b)    If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to this Section 11 shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c)    You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.
12.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.
13.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.
15.    OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s insider trading policy, including the policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time.
16.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your option shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your option may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.
(c)    You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

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(d)    This Option Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    All obligations of the Company under the Plan and this Option Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.    SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the option subject to this Option Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
19.    CHOICE OF LAW. The interpretation, performance and enforcement of this Option Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules.
20.    AMENDMENT. Subject to Section 21(g), this Option Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Option Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Option Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment materially impairing your rights hereunder may be made without your written consent, except as otherwise provided in Section 21(g). Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Option Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your option which is then subject to restrictions as provided herein.
21.    CLAWBACK/RECOVERY. You acknowledge and agree that, notwithstanding anything to the contrary in this Option Agreement or the Grant Notice but subject to applicable law, to the extent that any Clawback Policy (as defined below) is applicable to your option:
(a)    Your option, any shares issued (or issuable) or other compensation paid (or payable) pursuant to your option, and any gains you realize with respect to the sale of any shares issued pursuant to your option (in an amount determined by the Board in its discretion) (the “Option Gains”) are subject to recoupment in accordance with the following (each of which will be considered a “Clawback Policy” for purposes of this Option Agreement): (i) the Exelixis, Inc. Policy for Recoupment of Variable Compensation, adopted by the Board on February 28, 2019 and as may be amended from time to time (the “Variable Compensation Clawback Policy”); and (ii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law;
(b)    For purposes of any Clawback Policy, your option, any shares issued (or issuable) or other compensation paid (or payable) pursuant to your option, and any Option Gains are not earned until no longer subject to recoupment in accordance with such Clawback Policy;
(c)    As a condition to the grant of your option:
(i)    You expressly agree and consent to the Company’s application, implementation and enforcement of any Clawback Policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation;

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(ii)    You expressly agree that the Company may take such actions as are necessary or appropriate to effectuate any Clawback Policy or applicable law without any further consent or action being required by you; and
(iii)    For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any shares issued pursuant to your option and any other amounts acquired pursuant to your option and/or to re-convey, transfer or otherwise return such shares and/or other amounts to the Company;
(d)    The Company has provided you with a copy of the Variable Compensation Clawback Policy;
(e)    In the event of any conflict between the terms of your option (including this Section 21) and any Clawback Policy, the terms of such Clawback Policy will control;
(f)    In the event that your option is subject to more than one Clawback Policy, the Clawback Policy with the most restrictive recoupment provisions (as applied to your option) will control; and
(g)    This Option Agreement may be unilaterally amended by the Board (without your consent) at any time to comply with any Clawback Policy, as it may be amended from time to time.

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